EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 27, 2013 (except Note 18, as to which the date is April 16, 2013) in the Registration Statement (Form S-4) and related Prospectus of Era Group Inc. for the registration of its $200,000,000 of 7.75% Senior Notes due 2022.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
April 16, 2013